Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) give effect to the Arrangement and represent the combined company’s unaudited pro forma condensed combined balance sheet as of March 31, 2018 and the combined company’s unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet gives effect to the Arrangement as if it had been consummated on the date of such balance sheet. The accompanying unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and year ended December 31, 2017 give effect to the Arrangement as if it had been consummated on January 1, 2017.

For accounting purposes, the transaction will be accounted for using the acquisition method, pursuant to which assets and liabilities are recorded at fair value. The valuation of our shares issued as consideration was based upon the closing price of our common stock on July 20, 2018 of $3.22. See Note 2 to these Pro Forma Statements for additional information on the purchase consideration. Differences between preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the Pro Forma Statements.

The unaudited pro forma condensed combined balance sheet and statements of operations should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and the historical financial statements of Klondex, including the notes thereto, which are included elsewhere in this current report.

The Pro Forma Statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the Arrangement had been consummated on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the combined entities for any future period or as of any future date. Actual amounts recorded will likely differ from those recorded in the Pro Forma Statements. The Pro Forma Statements do not reflect any special items such as integration costs or operating synergies that may be realized as a result of the Arrangement. We cannot assure you that the assumptions used by our management in the preparation of the summary unaudited pro forma combined financial data, which management believes to reasonable, will prove to be accurate.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(in thousands)

	Hecla	Klondex	Pro forma adjustments		Pro forma combined
Assets:			(Notes 2, 3 and 5)

Cash and cash equivalents	$212,569	$27,814	$(1,217)	(a)	$43,725
			(153,206)	(b)
			(35,235)	(c)
			(7,000)	(d)
Investments	34,358	—	—		34,358
Accounts receivable	39,006	—	—		39,006
Inventories	62,803	37,739	(4,593)	(a)	105,584
			9,635	(e)
Other current assets	17,369	4,457	(494)	(a)	21,332
Total current assets	366,105	70,010	(192,110)		244,005
Non-current investments	7,652	—	7,000	(d)	14,652
Non-current restricted cash and investments	1,005	9,504	—		10,509
Properties, plants, equipment and mineral interests, net	2,008,704	276,040	(49,569)	(a)	2,464,028
			169,351	(e)
			59,502	(f)

Non-current deferred income taxes	671	18,696	—		19,367
Other non-current asset	13,954	—	—		13,954
Total assets	$2,398,091	$374,250	$(5,826)		$2,766,515
Liabilities:
Accounts payable and other current liabilities	$101,950	$30,362	$(2,632)	(a)	$123,557
			(6,123)	(c)
Current portion of capital leases and notes payable	5,669	873	—		6,542
Current portion of accrued reclamation and closure costs	8,315	—	—		8,315
Total current liabilities	115,934	31,235	(8,755)		138,414
Accrued reclamation and closure costs	78,887	21,389	(1,818)	(a)	98,458
Deferred tax liabilities	116,866	17,030	59,502	(f)	190,404
			(2,994)	(g)
Long-term debt and capital leases	540,660	35,717	—		576,377
Non-current pension liability	48,459	—	—		48,459
	2,784	847	(847)	(c)	2,784
Total liabilities	903,590	106,218	45,088		1,054,896
Shareholders’ Equity
Series B preferred stock	39	—	—		39
Common stock	101,290	—	18,819	(h)	120,109
Capital surplus	1,626,298	378,435	(100,936)	(a)	1,849,868
			223,570	(h)
			(277,499)	(i)
Accumulated deficit	(187,092)	(89,942)	51,494	(a)	(212,363)
			(28,265)	(c)
			2,994	(g)
			38,448	(i)
Accumulated other comprehensive loss, net	(26,767)	(20,461)	(1,981)	(a)	(26,767)
			22,442	(i)
Less treasury stock	(19,267)	—	—		(19,267)
Total shareholders’ equity	1,494,501	268,032	(50,914)		1,711,619
Total liabilities and shareholders’ equity	$2,398,091	$374,250	$(5,826)		$2,766,515

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2018

(in thousands, except per share amounts)

	Hecla	Klondex	Pro forma adjustments		Pro forma combined
			(Notes 2, 3, 4 and 6)

Sales of products	$139,709	$56,771	$(6,867)	(j)	$189,613
Cost of sales and other direct production costs	72,869	35,449	(8,168)	(j)	100,150
Depreciation, depletion and amortization	28,054	13,103	(2,506)	(j)	38,651
Write-down of production inventories	—	8,517	(1,460)	(j)	7,057
	100,923	57,069	(12,134)		145,858
Gross profit	38,786	(298)	5,267		43,755
General and administrative	7,735	5,824	(1,378)	(j)	12,181
Exploration	7,360	502	—		7,862
Pre-development	1,005	—	—		1,005
Research and development	1,436	—	—		1,436
Provision for closed operations and environmental matters	1,262	334	(31)	(j)	1,565
Lucky Friday suspension related costs	5,017	—	—		5,017
Acquisition costs	2,507	3,616	(6,123)	(k)	—
Other operating (expense) income	515	20	—		535
Income (loss) from operations	11,949	(10,594)	12,799		14,154
Other income (expense):
Net foreign exchange loss	2,592	3,185	398	(j)	6,175
Loss on derivative contracts	4,007	(128)	—		3,879
Interest expense, net of amounts capitalized	(9,794)	(599)	1	(j)	(10,392)
Other income (expense)	254	6	—		(222)
			(482)	(l)
	(2,941)	2,464	(83)		(560)
(Loss) income before income taxes	9,008	(8,130)	12,716		13,594
Income tax provision	(768)	132	(1,407)	(m)	(2,043)
Net (loss) income	8,240	(7,998)	11,309		11,551
Preferred stock dividends	(138)	—	—		(138)
(Loss) income applicable to common shareholders	$8,102	$(7,998)	$11,309		$11,413
Basic and diluted (loss) income per common share after preferred stock dividends	$0.02				$0.02
Weighted average number of common shares outstanding - basic	399,322		75,276	(h)	474,598
Weighted average number of common shares outstanding - diluted	401,923		75,276	(h)	477,199

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2017

(in thousands, except per share amounts)

	Hecla	Klondex	Pro forma adjustments		Pro forma combined
			(Notes 2, 3, 4 and 6)

Sales of products	$577,775	$240,651	$(32,567)	(j)	$785,859
Cost of sales and other direct production costs	304,727	134,311	(28,191)	(j)	410,847
Depreciation, depletion and amortization	116,062	47,778	(7,016)	(j)	160,680
			3,856	(n)
Write-down of production inventories	—	24,766	(13,114)	(j)	11,652
	420,789	206,855	(44,465)		583,179
Gross profit	156,986	33,796	11,898		202,680
General and administrative	35,611	19,401	(3,980)	(j)	51,032
Exploration	23,510	8,246	(239)	(j)	31,517
Pre-development	5,448	11,674	—		17,122
Research and development	3,276	—	—		3,276
Provision for closed operations and environmental matters	6,701	(1,872)	(51)	(j)	4,778
Lucky Friday suspension related costs	21,301	—	—		21,301
Other operating (expense) income	(3,504)	352	24	(j)	(3,128)
Income (loss) from operations	64,643	(4,005)	16,144		76,782
Other income (expense):
Net foreign exchange loss	(10,300)	(8,601)	(918)	(j)	(19,819)
Loss on derivative contracts	(21,250)	(1,182)	—		(22,432)
Interest expense, net of amounts capitalized	(38,012)	(4,117)	4	(j)	(42,125)
Other income (expense)	1,279	(163)	(36)	(j)	(383)
			(1,463)	(l)
	(68,283)	(14,063)	(2,413)		(84,759)
(Loss) income before income taxes	(3,640)	(18,068)	13,731		(7,977)
Income tax provision	(19,879)	(5,596)	1,327	(m)	(24,148)
Net (loss) income	(23,519)	(23,664)	15,058		(32,125)
Preferred stock dividends	(552)	—	—		(552)
(Loss) income applicable to common shareholders	$(24,071)	$(23,664)	$15,058		$(32,677)
Basic and diluted (loss) income per common share after preferred stock dividends	$(0.06)				$(0.07)
Weighted average number of common shares outstanding - basic	397,394		75,276	(h)	472,670
Weighted average number of common shares outstanding - diluted	397,394		75,276	(h)	472,670

See accompanying notes to these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

Hecla Mining Company (“Hecla”) and Klondex Mines Ltd. (“Klondex”) completed an Arrangement Agreement pursuant to which Hecla acquired all of the issued and outstanding common shares of Klondex (the “Arrangement”) (see Note 2 for more information). It is assumed the Arrangement will be accounted for as a business combination. The Pro Forma Statements are prepared on that basis and are presented to give effect to the acquisition of all of the outstanding common shares of Klondex by Hecla. The Pro Forma Statements represent the Combined Company’s unaudited pro forma condensed combined balance sheet as of March 31, 2018, and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet gives effect to the Arrangement as if it occurred on the date of such balance sheet. The unaudited pro forma condensed combined statements of operations give effect to the Arrangement as if it occurred on January 1, 2017. The Pro Forma Statements reflect the acquisition of assets, assumptions of liabilities, and operating activities relating to Klondex’s Nevada properties, and not Klondex’s Canadian properties, as Klondex’s Canadian assets are held by a newly formed entity and not retained by the Combined Company as a result of the Arrangement. Historical information for Hecla and Klondex has been derived from historical consolidated financial statements, which were prepared and presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The pro forma adjustments and allocations of the consideration transferred are based on preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The Arrangement was completed on July 20, 2018, and the final determination of the allocation of consideration transferred will be completed after asset and liability valuations are finalized. Changes to these adjustments may materially affect both the estimated fair value of the assets and liabilities as presented in the Pro Forma Statements.

In preparing the unaudited pro forma condensed combined balance sheet and statements of operations in accordance with GAAP, the following historical information was used:

●	Klondex’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2018;

●	Hecla’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2018;

●	Klondex’s Annual Report filed on Form 10-K for the year ended December 31, 2017; and

●	Hecla’s Annual Report filed on Form 10-K for the year ended December 31, 2017.

The unaudited pro forma condensed combined balance sheet and statements of operations should be read in conjunction with the historical financial statements, including the notes thereto, as listed above. All amounts are stated in U.S. dollars unless otherwise noted.

Note 2. Description of the Arrangement

On July 20, 2018, Hecla and Klondex completed an Arrangement Agreement pursuant to which Hecla acquired all of the issued and outstanding common shares of Klondex for consideration valued at $2.17 per share. Under the terms of the Arrangement, each holder of Klondex common shares had the election to receive either (i) US$2.47 in cash (the “Cash Alternative”), (ii) 0.6272 of a Hecla share per Klondex share (the “Share Alternative”), or (iii) US$0.8411 in cash and 0.4136 of a Hecla share per Klondex share (the “Combined Alternative”), subject in the case of the Cash Alternative and the Share Alternative to pro-ration based on a maximum total cash consideration of approximately $153.2 million and a maximum total number of Hecla shares issued of  75,276,176. Klondex shareholders also received shares of a newly formed company which holds the Canadian assets of Klondex. Klondex had 180,499,319 issued and outstanding common shares prior to consummation of the arrangement. An additional 1,549,626 Klondex common shares were issued immediately prior to consummation of the Arrangement related to conversion of in-the-money Klondex share options and certain outstanding restricted share units, resulting in a total of 182,048,945 issued and outstanding Klondex common shares at the time of consummation of the Arrangement. For financial accounting purposes, the purchase price allocation is based upon the Hecla paying $153.2 million in cash and issuing 75,276,176 shares of Hecla common stock having a total value of $242.4 million, for total consideration of $395.6 million. The pro forma value of Hecla stock issued as consideration was based upon the closing share price on July 20, 2018 of $3.22 per share.

The following represents the preliminary estimated allocation of the consideration to be transferred as if the Arrangement had occurred on March 31, 2018:

(in thousands)
Consideration:
Hecla stock issued (75.3M shares @ $3.22 per share)	$242,389
Cash	153,206
Total consideration	$395,595
Fair value of net assets acquired:
Assets:
Cash	$26,597
Inventories	42,781
Properties, plants, and equipment and mineral interests	455,324
Non-current restricted cash and investments	9,504
Deferred tax assets	18,696
Other assets	3,963
Total assets	556,865
Liabilities:
Accounts payable	20,784
Payroll liabilities	3,008
Income taxes payable	3,203
Debt and capital leases	36,590
Deferred tax liabilities	76,532
Accrued reclamation and closure costs	19,571
Other liabilities	1,582
Total liabilities	161,270
Net assets	$395,595

Note 3. Effect of the Arrangement on the unaudited pro forma condensed combined balance sheet

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

a)

To adjust amounts included in the consolidated balance sheet related to the Canadian assets of Klondex, which were transferred to a new entity and not retained by the Combined Company as a result of the Arrangement.

b)	To record the cash consideration of $153.2 million paid to Klondex shareholders, as discussed above.

c)

To record payment of estimated costs related to the Arrangement of $35.2 million. The costs include investment banking, legal, advisory, valuation, financial and other professional fees, change-in-control payments under Klondex’s compensation agreements, and settlement of restricted share units, performance share units and deferred share units. This adjustment is not reflected in the pro forma statements of operations, as it is non-recurring.

In connection with the Arrangement, Hecla also issued an aggregate of 4,136,000 warrants to purchase one share of Hecla’s common stock (“Hecla Warrants”) to holders of warrants to purchase Klondex’s common stock. An aggregate of 2,068,000 Hecla Warrants have an exercise price of US$8.02 and expire in April 2032. An aggregate of 2,068,000 Hecla Warrants have an exercise price of $US1.57 and expire in February 2029. The accounting treatment of the Hecla Warrants is being evaluated, and no adjustment has been made to unaudited pro forma condensed combined balance sheet for the Hecla Warrants. However, it is expected that such adjustment will not have a material effect on the Pro Forma Statements.

d)	To record Hecla’s subscription for $7.0 million in common shares in a new company which holds the Canadian assets of Klondex.

e)

To recognize the preliminary estimated fair value of Klondex’s assets acquired and liabilities assumed in the Arrangement. The adjustment includes the assumption that the allocation of the estimated difference between consideration and the net fair value of assets acquired and liabilities assumed will be recorded to value beyond proven and probable reserves, with no amount allocated to goodwill. This allocation is preliminary and is subject to change due to several factors, including: (1) detailed valuations of assets and liabilities which have not been completed as of the date of this current report; (2) subsequent changes in the fair values of the assets and liabilities of Klondex up to the closing date of the Arrangement; and 3) an assessment of the extent to which the Combined Company may realize its deferred tax assets.

No adjustment has been made to the unaudited pro forma condensed combined statements of operations for the preliminary estimated fair value adjustment for product inventory. This adjustment, which would decrease the pro forma net income for the three months ended March 31, 2018 by $9.6 million and increase the pro forma net loss for the year ended December 31, 2017 by approximately $3.5 million, is non-recurring.

f)

To record an increase in non-current deferred tax liabilities and a corresponding increase in mineral interests resulting from the excess of the asset bases for financial reporting over the asset bases for tax reporting. The increased asset bases for financial reporting is the result of an increase in the value of the assets of Klondex to reflect their estimated fair value at the time of the Arrangement, as described in (e) above. See Note 4(m) below for information on tax rate assumptions used.

g)

To record a decrease to deferred tax liabilities related to the tax benefit of the deductible portion of the costs related to the Arrangement described in Note (c) above. See Note 4(m) below for information on tax rate assumptions used.

h)	To record the issuance of 75,276,176 shares of Hecla common stock to Klondex shareholders, valued at $3.22 per share, or $242.4 million, as discussed in Note 2 above.

i)	To eliminate the equity accounts of Klondex.

Note 4. The effect of the Arrangement on the unaudited pro forma condensed combined statements of operations

The following is information on the unaudited pro forma condensed combined statements of operations:

j)

To adjust amounts included in the consolidated statements of operations related to the Canadian assets of Klondex, which were transferred to a new entity and not retained by the Combined Company as a result of the Arrangement.

k)	To adjust for costs related to the Arrangement incurred by Hecla and Klondex in the three months ended March 31, 2018, as they are non-recurring.

l)	To record an adjustment for the decrease in estimated interest income related to cash used in the Arrangement.

m)

To record the estimated income tax effect of the pro forma adjustments. Hecla is a taxable entity; therefore, an adjustment is necessary to reflect an income tax provision as if Hecla had acquired Klondex as of January 1, 2017. A combined U.S. federal and state statutory tax rate of 24.95% is applied to the adjustments.

n)

To adjust depreciation and depletion expense for the year ended December 31, 2017 to reflect the total related to the preliminary fair value of approximately $455.3 million allocated to properties, plants, equipment and mineral interests. For the three months ended March 31, 2018, depreciation and depletion expense recognized by Klondex, adjusted to exclude amounts related to its Canadian assets, is assumed to approximate pro forma depreciation and depletion expense for the Nevada assets under the Combined Company. Depreciation and depletion expense considers the estimated mine lives and related production for the Fire Creek, Midas and Hollister mines. A significant amount of the preliminary estimated consideration is allocated to value beyond proven and probable reserves, which is not immediately depreciable. As the allocation of estimated consideration is preliminary, the estimate of depreciation and depletion expense is subject to change upon completion of the valuation of the properties, plants, equipment and mineral interests of Klondex.

Note 5. Share capital

The following is information on the pro forma share capital of the Combined Company which gives effect to common shares of Hecla issued under the Arrangement:

(in thousands)	Common shares outstanding	Amount
Balance at March 31, 2018	400,301	$1,727,588
Hecla shares to be issued under the Agreement - see Note 3 h)	75,276	242,389
Pro forma share capital	475,577	$1,969,977

Note 6. Earnings per share

For purposes of the Pro Forma Statements, earnings per share has been calculated using the weighted average number of common shares which would have been outstanding for the three months ended March 31, 2018 and the year ended December 31, 2017 after giving effect to the Arrangement as if it had occurred on January 1, 2017. The following is information on pro forma basic and diluted weighted average common shares outstanding:

(in thousands)	Three months ended March 31, 2018	Year ended December 31, 2017
Hecla actual weighted average common shares outstanding - basic	399,322	397,394
Hecla shares to be issued under the Agreement - See Note 3 h)	75,276	75,276
Pro forma weighted average common shares outstanding - basic	474,598	472,670
Hecla actual weighted average common shares outstanding - diluted	401,923	397,394
Hecla shares to be issued under the Agreement - see Note 3 h)	75,276	75,276
Pro forma weighted average common shares outstanding - diluted	477,199	472,670